EXHIBIT 99.5

March 24, 2010

RE: World Monitor Trust III (the “Fund”)

Dear Investor,

We would like to advise you of a few changes to the underlying managers for the Fund effective April 1, 2010.

The Fund currently allocates to six managers: Graham Capital Management, L.P. (pursuant to its K4D-15 Program); Eagle Trading Systems Inc. (pursuant to its Momentum Program); Ortus Capital Management Limited (pursuant to its Major Currency Program); GLC Ltd. (pursuant to its Behavioural Trend and Directional Programs); Krom River Investment Management (Cayman) Limited pursuant to its Commodity Diversified Program); and Crabel Capital Management, LLC (pursuant to its Two Plus Program (1.5x).

As of April 1, 2010, the Fund will be redeeming from GLC (both programs) and will be allocating to two new managers, bringing the total number of managed account investments to seven. The new managers are: Tudor Investments Corporation (pursuant to its Mercis Program) and Paskewitz Asset Management, LLC (pursuant to its Contrarian Stock Index Program). In addition, the Fund will no longer trade Crabel’s leveraged (1.5x) Two Plus Program; instead, it will commence trading Crabel’s Two Plus Program without leverage. The seven managers will be substantially equally weighted and rebalanced quarterly.

The changes will increase the diversification of the trading strategies in the Fund. We anticipate this added diversification should enhance the risk adjusted return and lower volatility of returns. Past performance is not necessarily indicative of future results

Tudor Investment Corporation

Tudor’s Mercis Program is a technical and fundamental commodities program. The program employs a combination of proprietary computerized mathematical trading systems or models involving exchange traded futures contracts on commodities. These proprietary systems, when applied to market data, produce computer-generated trading signals on a largely automated basis. The systems included in the Mercis Program base their investment decisions on a variety of algorithms that analyze, among other factors, historical prices and economic data in order to identify trends or identify relative value opportunities.

Tudor began trading its Mercis Program on January 1, 2010. Tudor was formed in September 1984. As of December 31, 2009, asset under management in all programs was $11.8 billion (including “notional” equity).

Paskewitz Asset Management, LLC

Paskewitz’s Contrarian Stock Index Program is a fully-systematic contrarian program. The program intends to invest exclusively in S&P 500 futures contracts (including the E-mini S&P 500 futures contracts) with the objective of achieving consistent capital growth, which is uncorrelated or negatively correlated with the CTA index, the S&P 500 index and the U.S. Government Bond index. The goal is to achieve consistent absolute returns in all likely future market scenarios, and provide added value as a diversification to portfolios that have other assets and strategies.

Paskewitz was formed in December 2003 and began trading the Contrarian Stock Index Program in December 2003. As of December 31, 2009, asset under management in all programs was $297 million (including “notional” equity), including $289 million (including “notional” equity) in the program selected for WMT-III.

The Fund’s updated Private Placement Memorandum will be available and distributed shortly.

We appreciate your continued support of World Monitor Trust III. If you have any questions, please do not hesitate to contact the Kenmar Preferred Investor Corp. Investor Services hotline at 914.307.4000.

Sincerely,

Kenmar Preferred Investments Corp.,

Managing Owner of World Monitor Trust III